UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 8, 2021

Date of Report (Date of earliest event reported)

PETVIVO HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55167	99-0363559
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5251 Edina Industrial Blvd. Edina, Minnesota	55349
(Address of principal executive offices)	(Zip Code)

(952) 405-6216

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	PETV	Nasdaq Stock Market, Inc.
Warrants	PETVW	Nasdaq Stock Market, Inc.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

PetVivo Holdings, Inc. (the “Company”) entered into new employment agreements with John Lai, the Company’s President and Chief Executive Officer, Robert Folkes, the Company’s Chief Financial Officer, Randall Meyer, the Company’s Chief Operating Officer and John Dolan, the Company’s Chief Business Development Officer, General Counsel and Secretary. The employment agreements replace the previously disclosed employment agreements between the Company and its executive officers, except Mr. Meyer did not have an employment agreement. With the exception of salary and severance payments, the employment agreements are substantially identical with each other.

All of these employment agreements have an effective date of November 10, 2021 and expire on September 30, 2024. Messrs. Lai, Folkes, Meyer and Dolan each have annual base salaries of $275,000, $240,000, $220,000, and $210,000, respectively, subject to potential increase or decrease from time to time as determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”). The employment agreements also provide for a target annual bonus as determined by the Compensation Committee. In addition to an annual salary and bonus, the employment agreements provide that the executive officers are entitled to participate in any equity and/or long-term compensation programs established by the Company for senior executive officers and all of the Company’s retirement, group life, health and disability insurance plans and any other employee benefit plans.

The employment agreements provide for termination of the executive officers at any time by the Company for Cause (as defined in the employment agreements) or without Cause. If an executive officer is terminated for Cause, he will receive his salary through the termination date and reimbursement of any unpaid expenses and accrued but unused vacation/paid time off (“Accrued Obligations”). If the executive officer’s employment is terminated by the Company without Cause, subject to the execution of a release of any and all claims or potential claims against the Company, the executive officer will be entitled to receive a severance payment, his accrued but unpaid bonus, if any, and any Accrued Obligations owed through the termination date, in a lump sum payment within 10 days after the termination date. Mr. Folkes will receive a severance payment equal to 6 months of his base salary. Mr. Lai, Mr. Dolan and Mr. Meyer will each receive a severance payment equal to 1 months’ base salary. If the executive’s employment is terminated as a result of his death or disability, he or his estate will receive his compensation through the date of termination, his accrued and unpaid bonus, if any, and Accrued Obligations through the date of termination.

Each executive officer is required to agree to non-competition, non-solicitation and confidentiality obligations. The confidentiality covenants are perpetual, while the non-compete and non-solicitation covenants apply during the term of the new employment agreements and for 12 months following the executive officer’s termination.

The foregoing description of the employment agreements does not purport to be complete and is qualified in its entirety by reference to the complete text of the employment agreements, for each executive which are filed as Exhibits 10.1, 10.2, 10.3 and 10.4 to this Current Report on Form 8-K and incorporated herein by reference in its entirety.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement dated November 10, 2021 by and between PetVivo Holdings, Inc. and John Lai
10.2	Employment Agreement dated November 10, 2021 by and between PetVivo Holdings, Inc. and Robert J. Folkes
10.3	Employment Agreement dated November 10, 2021 by and between PetVivo Holdings, Inc. and Randall Meyer
10.4	Employment Agreement dated November 10, 2021 by and between PetVivo Holdings, Inc. and John Dolan
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETVIVO HOLDINGS, INC.

Date: November 10, 2021	By:	/s/ John Lai
	Name:	John Lai
	Title:	Chief Executive Officer and President